Exhibit 99.1

For Immediate Release	CONTACT: MAP Pharmaceuticals, Inc. Lisa Johnson Media Contact 650-386-3122 ljohnson@mappharma.com

MAP Pharmaceuticals Secures $20 Million in Debt Financing

MOUNTAIN VIEW, Calif., May 7, 2008 /PRNewswire-FirstCall / — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that the company has secured a $20 million working capital loan. Oxford Finance Corporation, the principal lender, and Silicon Valley Bank, a member company of SVB Financial Group (Nasdaq: SIVB), provided the financing. Proceeds from this financing will be used to repay the remaining balance of an existing working capital loan, fund clinical studies and for general corporate purposes. The new loan bears a lower interest rate than the existing working capital loan, matures in October 2011 and has interest-only payments until January 2009.

“We are pleased to have secured this additional capital to support our clinical development activities for pediatric asthma and migraine,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals develops and plans to commercialize new therapies for children and adults who suffer from chronic conditions that it believes are not adequately treated by currently available medicines. The company applies its proprietary inhalation technologies to enhance the therapeutic benefits and commercial attractiveness of proven drugs while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. MAP Pharmaceuticals has two drug candidates, Unit Dose Budesonide and MAP0004, in late stage development for the potential treatment of pediatric asthma and migraine respectively. MAP Pharmaceuticals’ pipeline also includes a drug candidate in early clinical development for the treatment of asthma and chronic obstructive pulmonary disease.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

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